EXHIBIT 10.36

AMENDMENT NO. 2
TO
MANAGEMENT AGREEMENT
OF
ROBERT P. COLLINS

               THIS AMENDMENT NO. 2 is made this 10th day of October, 2000, by and between SCOTT TECHNOLOGIES, INC., a Delaware corporation (hereinafter referred to as the "Company") and Robert P. Collins, an executive officer of the Company (hereinafter referred to as the "Executive"):

W I T N E S S E T H:

                    WHEREAS, on December 18, 1998 the Company and the Executive entered into a Management Agreement (hereinafter referred to as the "Agreement"); and

                    WHEREAS, the Company and the Executive desire to make certain amendments to the Agreement;

                    NOW, THEREFORE, pursuant to Section 6.3 of the Agreement and effective as of October 1, 1999, the Company and the Executive hereby amend Section 4.7 of the Agreement by the deletion of said Section and the substitution in lieu thereof of a new Section 4.7 to read as follows:

"4.7 Vesting of Stock Options. In the event of a Change in Control the Committee under the Option Plan will cause certain of the stock options granted to the Executive pursuant to the Option Plan to become immediately exercisable as follows:

a.	Service Based Options. Options which would otherwise become exercisable solely upon the passage of time regardless of the price of a Share of Common Stock of the Company shall become exercisable in full upon the Change in Control.

b.	Performance Based Options. Options which would otherwise become exercisable upon the attainment of a specified price of a Share of Common Stock of the Company shall become exercisable to the extent that the sales price in the Change in Control transaction satisfies the price targets set forth in the Option Agreement, without regard to the 20 consecutive day price maintenance requirement of the Option Agreement.

In addition, to the extent that the sales price in the Change in Control transaction is above the Option Price per share of Common Stock of the Company, is below the value per share at which all of the options would be exercisable and is not equal to a value per share at which a specific part of the option becomes exercisable (each such values are hereinafter referred to as 'price targets'), a part of the option shall become exercisable equal to the number of additional Shares which would have become exercisable had the sales price been at the next highest price target multiplied by a fraction the numerator of which shall equal the amount by which the sales price in the Change in Control transaction exceeds the next lower price target and the denominator of which shall equal the amount by which the next highest price target exceeds the next lower price target.

In addition to the above provisions with respect to the exercisability of the stock option shares in the event of a Change in Control, the Stock Option Committee may in its sole discretion, waive any or all remaining higher stock option price targets and determine to make any or all of such remaining shares exercisable.

Such stock options as become exercisable in accordance with the preceding provisions shall remain so exercisable until the end of the original term of the option without regard to any provision of the stock option providing for early termination of the option. The `price targets' referred to in the preceding paragraph will be adjusted for any stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, redesignation, merger, consolidation, recapitalization, spin-off, split-off, split-up or other such change in accordance with the provisions of Section 8 of the Stock Option Agreement between the Executive and the Company."

IN WITNESS WHEREOF, the Company, by its duly authorized officers, and the Executive have executed this Amendment No. 2 as of the day and year first above written.

SCOTT TECHNOLOGIES, INC.
("Company")

By

Robert P. Collins ("Executive")